Exhibit 99.1

Pinterest Q1 2019 Letter to Shareholders
May 16, 2019

Q119 Highlights

•
Q1 was a solid start to 2019, with revenue growing 54% year-over-year, continuing the momentum we have seen over the past several quarters. Our revenue surpassed $200 million for the second consecutive quarter. We are encouraged by strong underlying trends in U.S. ARPU and user growth in international markets. Our global monthly active users grew 22% year-over-year to 291 million.

•	We made significant improvements across our major product areas of Pinner experience, advertising solutions and user growth. There are now more than 200 billion Pins saved on Pinterest.

•
We continue to make steady progress providing solutions to businesses in international markets. At the end of Q1, we were serving ads to users in 13 countries, up from seven at the end of Q418. International revenue as a percentage of total revenue was 7.4% in Q119 vs. 5.5% in the year-ago period.

Q119 Business Highlights

Pinner experience

Pinterest continues to become more relevant to users. During Q1, we launched an improvement to our machine learning models that increased clicking and saving behaviors in the home feed. In general, these behaviors are good proxies for relevance.

Pinterest also became more shoppable during the quarter. In Q1, we created more ways for Pinners to shop on our service with personalized recommendations for style and home decor boards, browsable sections of in-stock products from a specific brand, and shopping search.

Finally, Pinterest is becoming more inclusive. Our search feature that allows Pinners to narrow beauty results by skin tone range is now available on all devices. This feature is part of an ongoing effort to make Pinterest more useful to a broad range of people around the world.

Pinterest for Business

We are making steady progress helping promote businesses in international markets. At the end of Q1, we were serving ads to users in 13 countries, up from seven in Q418. New markets in Q1 include Austria, Belgium, Germany, Italy, the Netherlands and Spain.

In addition to making our advertising services more available globally, we also continue to build products that create value for a diverse range of businesses.

In Q1, we enabled businesses to upload their full catalogs to Pinterest using a self-serve interface. This led to a significant increase in the number of retailers providing in-stock Product Pins and real time inventory data to our service, which improves content for Pinners using our service to shop.

Also, more advertisers can optimize their campaigns for conversions, bolstering Pinterest’s ability to help businesses effectively market their products and services. Adoption of conversion optimization has been very strong.

Finally, video is now available as a format for all advertising objectives (previously, only brand objectives were available). Revenue from video has grown 3X year-over-year.

Q119 Financial Highlights

Q1 was a solid start to 2019, with revenue growing 54% year-over-year, continuing the momentum we have seen over the past several quarters. Our revenue surpassed $200 million for the second consecutive quarter. We are encouraged by strong underlying trends in U.S. ARPU and user growth in international markets. We also expanded net margin by 20 percentage points and Adjusted EBITDA margin1 by 16 percentage points year-over-year.

Users
Monthly Active Users (MAUs) at quarter-end were 291 million, representing growth of 22% year-over-year. We grew both U.S. and international MAUs year-over-year to new highs. International growth drove the majority of global MAU expansion.

By region:

•	U.S. MAUs were 85 million, an increase of 6% year-over-year compared to 80 million in the same period of the previous year.

•	International MAUs were 206 million, an increase of 29% year-over-year in comparison to the 160 million in the same period of the previous year.

Revenue
Total revenue was $202 million, an increase of 54% year-over-year compared to Q118. Our performance was driven by a combination of U.S. and international growth, with particular strength from mid-sized advertisers and large CPG advertisers. We continue to grow our revenue from both new and existing advertisers. We also saw healthy adoption of enhancements to our advertising products, including video formats (max-width video) and the scaling of objective-based solutions (conversion optimization).
By region2:

•	Total U.S. revenue was $187 million, an increase of 51% year-over-year. U.S. revenue growth was largely driven by ARPU expansion and also supported by growth in MAUs.

•	Total international revenue was $15 million, an increase of 107% year-over-year. International revenue growth was largely driven by both increases to international MAUs and international ARPU.

ARPU
Global ARPU was $0.73, an increase of 26% compared to Q118. An increase in the number of advertisements drove higher ARPU year-over-year in both the U.S and internationally. Our ability to provide more ads was supported by higher demand from new and existing advertisers on our platform. The price of advertisements increased year-over-year, but the impact of this increase was not significant. Alternatively, geographic mix was a modest headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.

By region:

•	U.S. ARPU was $2.25, an increase of 41% year-over-year.

•
International ARPU was $0.08, an increase of 59% year-over-year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.

_______________________
1 For more information on this non-GAAP financial measure, please see “About non-GAAP financial measures.”
2 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. U.S. and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses.

Expenses

Total costs and expenses were $247 million, including $1 million of SBC and amortization of acquired intangible assets, representing 122% of revenue compared to 142% of revenue in the year-ago quarter. Total non-GAAP costs and expenses3 were $246 million, representing 122% of revenue compared to 138% of revenue in the year-ago quarter. Our total costs and expenses grew 32% year-over-year and our non-GAAP costs and expenses grew 35% year-over-year, in each case, reflecting headcount growth to improve our user experience and core technology while also increasing our sales coverage in the U.S. and internationally. Our loss from operations totaled $45 million, or (22.2)% of revenue, compared to $55 million and (41.9)% for the same period in 2018. Non-GAAP loss from operations was $44 million, or (21.7)% of revenue, compared to a loss of $50 million, or (38.1)% for the same period in 2018.

Costs and expenses:

•
Cost of revenue was $74 million or 36.5% of revenue, down from 39.3% in the year-ago quarter. Non-GAAP cost of revenue was also 36.5% of revenue, also down from 39.3% in the year-ago quarter. The decline as a percent of revenue in each case was primarily driven by higher ARPU, partially offset by an increase in absolute hosting costs due to growth of MAUs.

•
Research and development expenses were $72 million, up 21% year-over-year. On a non-GAAP basis, expenses grew 28% year-over-year to $72 million. The growth in each case was due to higher headcount, which drove higher personnel and facilities related costs.

•
Sales and marketing expenses were $76 million, up 37% year-over-year. On a non-GAAP basis, expenses grew 38% year-over-year to $76 million. The growth in each case was due to higher headcount, which drove higher personnel and facilities related costs, as well as higher consulting and marketing expenses.

•
General and administrative expenses were $24 million, up 28% year-over-year. On a non-GAAP basis, expenses grew 30% year-over-year to $24 million. The growth in each case was due to higher headcount, which drove higher personnel and facilities related costs.

Share-based compensation expense declined 86% year-over-year to $1 million, as we shifted to granting restricted stock units (RSUs) in March 2015. Until our initial public offering (“IPO”), our RSUs were subject to both a service condition and a performance condition, and the performance condition was satisfied in connection with our IPO. Because our IPO was completed in April 2019, we did not record any share-based compensation expense for RSUs in Q119 or any prior period. If our IPO had occurred in Q119, we would have recorded cumulative share-based compensation expense of $975 million using the accelerated attribution method, and we would have expected to recognize the remaining $925 million of unrecognized share-based compensation expense over a weighted-average period of 3.7 years. Going forward, our costs and expenses will include more substantial share-based compensation expense with respect to our RSUs as well as any other share-based awards we may grant in the future.

Net loss and Adjusted EBITDA
Net loss was $41 million or (20.5)% of revenue, compared to a loss of $53 million, or (40.1)% for the same period in 2018. Non-GAAP net loss was $40 million, or (20.0)% of revenue, compared to a loss of $48 million, or (36.4)% for the same period in 2018.

Adjusted EBITDA was $(38) million, or (19.0)% of revenue, compared to the year-ago quarter Adjusted EBITDA of $(45) million, or (34.5)% of revenue. This represents 16 percentage points of margin expansion. The increase in margin was driven by revenue growth outpacing growth in costs and expenses.

Balance sheet and cash flows

•	We ended the quarter with approximately $642 million in cash, cash equivalents, and marketable securities.

•	Net cash provided by operating activities in the quarter was $33 million, an increase from $14 million in the same period last year.
_______________________
3 Non-GAAP financial measures exclude share-based compensation (SBC) and amortization of acquired intangible assets.

Guidance

For 2019, we expect:

•	Total revenue to be between $1,055 million and $1,080 million.

•	Adjusted EBITDA to be between $(70) million to $(45) million.*

* For more information on this non-GAAP financial measure, please see "About non-GAAP financial measures."
We expect to maintain strong momentum in our business as we achieve larger scale. We expect revenue to grow 40%-43% compared to full-year 2018, driven by improving ARPU, particularly in the U.S. We expect to grow users in both the U.S. and International. Consistent with trends in recent years, we expect to grow International users at a faster pace.
Given the opportunities ahead of us, we plan to continue to invest to improve the core user experience on Pinterest, including our recommendation engine and computer vision technology. In addition, international expansion is an important area of investment for us this year, particularly in terms of sales coverage. We are also investing in our advertising products, including our self- serve advertising platform and measurement tools.
Closing

We will host a Q&A webcast at 2:00pm Pacific time/5:00pm Eastern time today to discuss these results. A live webcast will be available on Pinterest’s investor relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.

Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO

Forward-looking statements

This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our filings with the Securities and Exchange Commission (SEC), including our prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on April 18, 2019 , which are available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. Additional information will be made available in our quarterly report on Form 10-Q and other future reports that we may file with the SEC from time to time, which could cause actual results to vary from expectations. All information provided in this letter to shareholders is as of May 16, 2019. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.

We define Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net and provision for income taxes. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net loss exclude amortization of acquired intangible assets and share-based compensation expense. Non-GAAP loss from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net loss per share is calculated by dividing non-GAAP net loss by weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share rather than net loss, net margin, total costs and expenses, loss from operations, net loss and net loss per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.

With respect to projected 2019 Adjusted EBITDA, we are unable to prepare a quantitative reconciliation without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items such as taxes and interest income that we are unable to quantify and that would be required to reconcile projected Adjusted EBITDA to net loss, the nearest GAAP equivalent. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the reconciliation table at the end of this letter.

Limitation of key metrics and other data

The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as a logged-in Pinterest user who visits our website or opens our mobile application at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average between the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$134,648	$122,509
Marketable securities	507,568	505,304
Accounts receivable net of allowances of $2,600 and $3,097 as of March 31, 2019 and December 31, 2018, respectively	161,108	221,932
Prepaid expenses and other current assets	43,623	39,607
Total current assets	846,947	889,352
Property and equipment, net	83,031	81,512
Operating lease right-of-use assets	160,802	145,203
Goodwill and intangible assets, net	13,728	14,071
Restricted cash	25,724	11,724
Other assets	11,008	10,869
Total assets	$1,141,240	$1,152,731
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$30,320	$22,169
Accrued expenses and other current liabilities	93,206	86,258
Total current liabilities	123,526	108,427
Operating lease liabilities	162,359	151,395
Other liabilities	23,945	22,073
Total liabilities	309,830	281,895

Commitments and contingencies

Redeemable convertible preferred stock, $0.00001 par value, 928,676 shares authorized; 308,373 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	1,465,399	1,465,399

Stockholders’ equity (deficit):
Common stock, $0.00001 par value, 1,932,500 shares authorized; 127,371 and 127,298 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	253,016	252,212
Accumulated other comprehensive loss	(231)	(1,421)
Accumulated deficit	(886,775)	(845,355)
Total stockholders’ equity (deficit)	(633,989)	(594,563)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$1,141,240	$1,152,731

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$201,911	$131,359
Costs and expenses:
Cost of revenue	73,694	51,653
Research and development	72,444	60,047
Sales and marketing	76,394	55,774
General and administrative	24,205	18,867
Total costs and expenses	246,737	186,341
Loss from operations	(44,826)	(54,982)
Other income (expense), net:
Interest income	4,059	2,638
Interest expense and other income (expense), net	(500)	(242)
Loss before provision for income taxes	(41,267)	(52,586)
Provision for income taxes	153	123
Net loss	$(41,420)	$(52,709)
Net loss per share attributable to common stockholders, basic and diluted	$(0.33)	$(0.42)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	127,346	126,857

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating activities
Net loss	$(41,420)	$(52,709)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,696	4,787
Share-based compensation	694	4,834
Other	(993)	654
Changes in assets and liabilities:
Accounts receivable	61,329	39,309
Prepaid expenses and other assets	510	7,102
Operating lease right-of-use assets	6,427	4,551
Accounts payable	7,481	4,484
Accrued expenses and other liabilities	(2,024)	2,696
Operating lease liabilities	(4,578)	(2,174)
Net cash provided by operating activities	33,122	13,534
Investing activities
Purchases of property and equipment	(3,706)	(8,240)
Purchases of marketable securities	(113,952)	(83,569)
Sales of marketable securities	28,953	36,408
Maturities of marketable securities	84,883	142,428
Net cash provided by (used in) investing activities	(3,822)	87,027
Financing activities
Proceeds from exercise of stock options, net	110	435
Other financing activities	(3,279)	—
Net cash provided by (used in) financing activities	(3,169)	435
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	8	48
Net increase in cash, cash equivalents, and restricted cash	26,139	101,044
Cash, cash equivalents, and restricted cash, beginning of period	135,290	83,969
Cash, cash equivalents, and restricted cash, end of period	$161,429	$185,013

Supplemental cash flow information
Accrued property and equipment	$4,484	$7,779
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$22,862	$2,356

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$134,648	$172,512
Restricted cash included in prepaid expenses and other current assets	1,057	851
Restricted cash	25,724	11,650
Total cash, cash equivalents, and restricted cash	$161,429	$185,013

Reconciliation of GAAP to non-GAAP financial results
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Share-based compensation by function:
Cost of revenue	$15	$32
Research and development	626	4,054
Sales and marketing	29	241
General and administrative	24	507
Total share-based compensation	$694	$4,834

Amortization of acquired intangible assets by function:
Cost of revenue	$—	$14
General and administrative	343	74
Total amortization of acquired intangible assets	$343	$88

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$246,737	$186,341
Share-based compensation	(694)	(4,834)
Amortization of acquired intangible assets	(343)	(88)
Non-GAAP costs and expenses	$245,700	$181,419

Reconciliation of net loss to non-GAAP net loss:
Net loss	$(41,420)	$(52,709)
Share-based compensation	694	4,834
Amortization of acquired intangible assets	343	88
Non-GAAP net loss	$(40,383)	$(47,787)

Weighted-average shares outstanding	127,346	126,857

Net loss per share	$(0.33)	$(0.42)
Non-GAAP net loss per share	$(0.32)	$(0.38)

The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, for each of the periods indicated:

	Three Months Ended March 31,
	2019	2018
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(41,420)	$(52,709)
Depreciation and amortization	5,696	4,787
Share-based compensation	694	4,834
Interest income	(4,059)	(2,638)
Interest expense and other (income) expense, net	500	242
Provision for income taxes	153	123
Adjusted EBITDA	$(38,436)	$(45,361)